EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 10, 2014	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2014 RESULTS

Horsham, PA, December 10, 2014 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2014.

Fourth Quarter Financial Highlights:

▪	In FY 2014’s fourth quarter, net income rose 39% to $131.5 million, or $0.71 per share diluted, compared to $94.9 million, or $0.54 per share, in FY 2013’s fourth quarter.

▪
FY 2014’s fourth quarter pre-tax income rose 25% to $188.5 million, compared to $150.2 million in FY 2013’s fourth quarter. Included in FY 2014’s fourth quarter pre-tax income, reported in cost of sales, were $10.8 million of inventory impairments and a $32.0 million increase in reserves for warranty and litigation. FY 2013’s fourth quarter pre-tax income included $2.5 million of inventory impairments, in cost of sales, as well as an insurance accrual reversal of $4.8 million, which was in SG&A.

▪
Fourth quarter revenues of $1.35 billion and home building deliveries of 1,807 units rose 29% in dollars and 22% in units, compared to FY 2013’s fourth quarter totals of $1.04 million and 1,485 units. The average price of homes delivered was $747,000, compared to $732,000 in FY 2014’s third quarter and $703,000 in FY 2013’s fourth quarter.

▪
Net signed contracts of $970.8 million and 1,282 units rose 16% in dollars and 10% in units, compared to FY 2013’s fourth quarter totals of $839.0 million and 1,163 units. The average price of net signed contracts was $757,000, compared to $721,000 in FY 2013’s fourth quarter. On a per-community basis, FY 2014's fourth-quarter net signed contracts were 5.01, compared to fourth-quarter totals of 5.17 in FY 2013, 4.86 in FY 2012, 3.04 in FY 2011 and 2.94 in FY 2010.

▪
Backlog of $2.72 billion and 3,679 units increased 3% in dollars and was even in units, compared to FY 2013’s fourth-quarter-end backlog of $2.63 billion and 3,679 units. At fourth-quarter end, the average price of homes in backlog was $739,000, compared to $715,000 at FY 2013’s fourth-quarter end.

▪	Interest included in cost of sales was 3.4% of revenues in FY 2014’s fourth quarter, compared to 3.5% of revenues in FY 2014’s third quarter and 3.9% in FY 2013’s fourth quarter.

▪
In FY 2014’s fourth quarter, the Company’s gross margin, excluding interest and inventory write-downs, was 25.5%, compared to 26.8% in FY 2014’s third quarter and 25.4% in FY 2013’s fourth quarter. Excluding the increase in reserves, as well as interest and write-downs, gross margin would have been 27.9%.

▪
SG&A as a percentage of revenue was 8.9% in FY 2014’s fourth quarter, compared to 10.4% in FY 2014’s third quarter and 8.8% in FY 2013’s fourth quarter, excluding $1.4 million in Shapell acquisition costs. FY 2013’s fourth quarter SG&A included an insurance accrual reversal of $4.8 million, while FY 2014 had none.

▪	Operating margin was 12.4%, compared to 12.3% in FY 2014’s third quarter and 12.3% in FY 2013’s fourth quarter.

▪	Other and JV Income was $20.8 million, compared to $21.3 million in the fourth quarter of FY 2013.

▪
The Company ended FY 2014 with 263 selling communities, compared to 256 at FY 2014’s third-quarter end, and 232 at FYE 2013. The Company expects to end FY 2015 with between 270 and 310 selling communities.

▪	At FYE 2014, the Company had approximately 47,200 lots owned and optioned, compared to approximately 49,000 at FY 2014’s third-quarter end and approximately 48,600 one year ago.

▪
The Company ended FY 2014’s fourth quarter with a net debt-to-capital ratio(1) of 41.3%, compared to 43.3% at 2014’s third-quarter end, approximately 47.0% (pro forma) upon closing the acquisition of Shapell Homes on February 4, 2014, and 32.5% at FY 2013’s fourth-quarter end.

▪
In addition to approximately $598.3 million of cash and marketable securities, the Company ended its fourth quarter with $940.2 million available under its $1.035 billion bank revolving credit facility which matures in August 2018.

▪
During the fourth quarter of FY 2014, the Company repurchased 2.94 million shares of its common stock at an average price of $30.78 for a total purchase price of $90.4 million. The Company also terminated its $500 million 364-day credit facility, which was undrawn and had been put in place in February 2014 for additional liquidity at the time of the Shapell acquisition.

FY 2014 Financial Highlights

▪	In FY 2014, net income rose 99% to $340.0 million, or $1.84 per share diluted, compared to FY 2013’s net income of $170.6 million, or $0.97 per share diluted.

▪	FY 2014 pre-tax income was $504.6 million, up 88% compared to pre-tax income of $267.7 million in FY 2013.

▪	FY 2014 revenues of $3.91 billion and home building deliveries of 5,397 units rose 46% in dollars and 29% in units, compared to FY 2013’s totals of $2.67 billion and 4,184 units.

▪
Net signed contracts of $3.90 billion and 5,271 units rose 7% in dollars and were flat in units, compared to net signed contracts of $3.63 billion and 5,294 units in FY 2013. On a per-community basis, FY 2014's net signed contracts were 21.3 units, compared to 23.5 in FY 2013 and 18.2 in FY 2012.

▪	Interested included in cost of sales was 3.5% of revenues in FY 2014, compared to 4.2% in FY 2013.

▪	Gross margin, excluding interest and inventory write-downs, was 25.3%, compared to 24.6% for FY 2013.

▪
SG&A as a percentage of revenue (excluding $6.1 million of Shapell acquisition costs) improved to 10.9%, compared to 12.7% for FY 2013. FY 2013’s SG&A included a $4.8 million insurance accrual reversal and $1.4 of Shapell acquisition costs.

▪	Operating margin improved to 10.2% for FY 2014 from 7.5% for FY 2013.

▪	Other and JV Income improved to $107.3 million, compared to $66.6 million in FY 2013.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “As the housing market progresses through the early stages of what we believe will be an extended and uneven recovery, we are pleased to report significant progress in growing our revenues and profits. Since the recent low point in FY 2011, our revenues and net income have increased at compound average annual average growth rates of 38% and 104%, respectively. In FY 2014, revenues rose 46% to $3.91 billion and net income doubled to $340.0 million compared to one year ago.
“While FY 2014 sales contracts were generally flat compared to FY 2013, recent trends are encouraging. FY 2014 fourth- quarter contracts grew 16% in dollars and 10% in units versus FY 2013. The momentum has continued into FY 2015, with contract growth of 16%, deposit (non-binding reservations) growth of 15% and traffic growth of 37% through the first six weeks of FY 2015, compared to FY 2014’s same period. We remain optimistic about the upcoming Spring selling season, which begins in late January.
“In FY 2014, we continued to strategically grow our land holdings in key markets, extend our product offerings across geographies, diversify our business lines, and strengthen our financial position. In California, the $1.6 billion acquisition of Shapell Homes, which closed in February, gave us approximately 5,000 home sites in established coastal communities. This exciting acquisition has enabled us to expand our California operations significantly. In Texas, we opened four large master planned communities, where we will build homes and sell lots to other builders, which will generate additional income. Two of these are in joint venture and two are wholly owned.
“Our Toll Brothers City Living team, which is heavily concentrated in the urban metro New York City market, currently has 837 units in projects open or soon to be open for sale with another 1,203 units we control that are in the approval process. We also continued to expand our Toll Brothers Apartment Living pipeline of urban and suburban for-rent projects. We currently have 1,441 units under management, 1,920 in construction and nearly 3,000 in planning. We will continue to develop these in joint venture as we grow this business.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We are pleased with our continued progress in improving our gross and operating margins. In addition, we continued to generate significant amounts of Other and JV Income, which totaled more than $107 million in FY 2014.

“The $32.0 million increase in warranty and litigation reserves in cost of sales this quarter was primarily driven by estimated costs associated with known and projected stucco-related repairs at older homes in certain closed communities in Pennsylvania and Delaware. We are in the process of making repairs and look to complete the work in a timely and cost-efficient manner. We also had inventory impairments of $10.8 million, which were mostly due to a write-down at one community and the decision to exit a small market.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We ended FY 2014 with a backlog of $2.72 billion and 3,679 units, up 3% in dollars and flat in units, compared to FYE 2013. Since our homes take an average of seven to nine months to build, we expect that FY 2015 unit volume deliveries will be similar to FY 2014. We believe we will deliver between 5,000 and 6,000 homes in FY 2015 at an average price of between $710,000 and $760,000 per home. If the improvement in demand we have seen since August continues, we believe the higher end of that range is more achievable. In addition, we expect Other and JV income to contribute between $75 million and $90 million in pre-tax income in FY 2015.
“Looking to FY 2016, we are optimistic. With agreement volume up 16% year to date in FY 2015, continued community count growth and model openings planned in key California and Texas communities, we are looking forward to improving core homebuilding deliveries and operating margins in FY 2016. In addition, deliveries from Toll Brothers’ City Living division, particularly from Manhattan’s 400 Park Avenue South and 1110 Park Avenue, will provide substantial income and improve core margins, while deliveries from Pierhouse at Brooklyn Bridge Park and The Sutton, also in Manhattan, should significantly boost JV income in FY 2016.”
Robert I. Toll, executive chairman, stated: “We believe the housing recovery has many years to run. Housing starts, through ups and downs from 1970-2007, have averaged about 1.6 million annually. According to Harvard University’s Joint Center for Housing Studies, ‘Despite the rebound in the last two years, home sales and starts are still nowhere near normal levels. This was the sixth consecutive year that starts failed to hit the one million mark, [which was] unprecedented before 2008 in records dating back to 1959.’
“Meanwhile, the country has continued to grow. In 2005, the peak of the last housing cycle, U.S. population stood at 295 million. That number reached 316 million in 2013, an increase of 21 million people. Even with the well-publicized recession-driven lag in household formations (compared to population growth), there were still 4.6 million more households in 2013 than in 2005.
“Against this backdrop of increasing population and underproduction, the luxury market remains quite fragmented. We are the only major publicly traded home building company that focuses on the luxury market on a nationwide basis. Our primary competitors, the small and mid-sized local builders, remain constrained by limited access to capital. With 47,200 lots owned and controlled, we believe we have an attractive portfolio of well-bought and attractively located current and future communities. We believe these communities should support our growth as housing continues to recover, pent-up demand is released and the industry returns to historical levels of production and demand.”
Toll Brothers’ financial highlights for the fourth quarter and fiscal year ended October 31, 2014 (unaudited):

▪	FY 2014’s fourth-quarter net income was $131.5 million, or $0.71 per share diluted, compared to $94.9 million, or $0.54 per share, in FY 2013’s fourth quarter.

▪
FY 2014’s fourth-quarter pre-tax income was $188.5 million, compared to FY 2013’s fourth-quarter pre-tax income of $150.2 million. FY 2014’s fourth-quarter results included pre-tax inventory write-downs of $10.8 million: $9.9 million of the write-downs were attributable to operating communities, and $0.9 million to land controlled for future communities in cost of sales. FY 2014’s pre-tax income also included a $32.0 million increase in reserves for warranty and litigation in cost of sales. FY 2013’s fourth-quarter results included pre-tax write-downs of $2.5 million: $2.2 million of the write-downs were attributable to operating communities, and $0.3 million to land controlled for future communities. In addition, an insurance accrual reversal of $4.8 million was in SG&A in FY 2013’s fourth quarter.

▪
FY 2014’s fourth-quarter total revenues of $1.35 billion and 1,807 units increased 29% in dollars and 22% in units, compared to FY 2013’s fourth-quarter results of $1.04 billion and 1,485 units. The average price of homes delivered was $747,000, compared to $732,000 in FY 2014’s third quarter and $703,000 in FY 2013’s fourth quarter.

▪
In addition, in FY 2014’s fourth quarter, unconsolidated home building joint ventures in which the Company is a 50% partner delivered 21 units totaling $15.3 million of revenues, compared to FY 2013’s fourth-quarter deliveries of 15 units totaling $8.8 million of revenues. The income from these joint ventures was reported in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	Interest included in cost of sales was 3.4% of revenues in FY 2014’s fourth quarter, compared to 3.5% of revenues in FY 2014’s third quarter and 3.9% in FY 2013’s fourth quarter.

▪
Excluding interest and write-downs, FY 2014’s fourth-quarter gross margin improved to 25.5% from 25.4% in FY 2013’s fourth quarter. Excluding the increase in reserves, as well as interest and write-downs, gross margin would have been 27.9%.

▪
In FY 2014’s fourth quarter, SG&A as a percentage of revenue was 8.9%, compared to 8.8% excluding $1.4 million of Shapell acquisition cost in FY 2013’s fourth quarter. FY 2013’s fourth quarter SG&A included an insurance accrual reversal of $4.8 million.

▪	Income from Operations of $167.8 million represented 12.4% of revenues in FY 2014’s fourth quarter, compared to $128.8 million and 12.3% of revenues in FY 2013’s fourth quarter.

▪	Other Income and Income from Unconsolidated Entities totaled $20.8 million for FY 2014’s fourth quarter, compared to $21.3 in FY 2013’s same quarter.

▪	FY 2014’s twelve-month net income was $340.0 million, or $1.84 per share diluted, compared to FY 2013’s twelve-month net income of $170.6 million, or $0.97 per share diluted.

▪
FY 2014’s twelve-month pre-tax income was $504.6 million, compared to FY 2013’s twelve-month pre-tax income of $267.7 million. FY 2014’s results included pre-tax write-downs of $20.7 million: $17.6 million of the write-downs were attributable to operating communities and $3.1 million to land controlled for future communities. FY 2013’s results included pre-tax write-downs of $4.5 million: $3.3 million of the write-downs were attributable to operating communities, $1.2 million to land controlled for future communities and an insurance accrual reversal of $ 4.8 million.

▪	For FY 2014, home building revenues of $3.91 billion and 5,397 units increased 46% in dollars and 29% in units, compared to FY 2013’s results of $2.67 billion and 4,184 units.

▪
In addition, in FY 2014’s twelve-month period, unconsolidated home building joint ventures in which the Company is a 50% partner delivered 70 homes for $54.9 million of revenues, compared to 51 homes for $37.5 million in FY 2013’s same twelve-month period. The income from these joint ventures was reported in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪	Interest included in cost of sales was 3.5% of revenues in FY 2014, compared to 4.2% of revenues in FY 2013.

▪	For FY 2014, gross margin, excluding interest and write-downs, was 25.3%, compared to 24.6% for FY 2013.

▪
For FY 2014, SG&A as a percentage of revenue (excluding $6.1 million of Shapell acquisition costs) improved to 10.9%, compared to 12.7% for FY 2013. FY 2013’s SG&A included a $4.8 million insurance accrual reversal, while FY 2014’s had none.

▪	FY 2014 twelve-month Income from Operations of $397.2 million represented 10.2% of revenues, compared to $201.0 million representing 7.5% of revenues in FY 2013.

▪	Other Income and Income from Unconsolidated Entities totaled $107.3 million for FY 2014, compared to $66.6 in FY 2013.

▪
FY 2014’s fourth-quarter net signed contracts of $970.8 million and 1,282 units rose 16% in dollars and 10% in units, compared to FY 2013’s fourth-quarter net signed contracts of $839.0 million and 1,163 units.

▪
In FY 2014’s fourth quarter, unconsolidated home building joint ventures in which the Company is a 50% partner, signed 22 contracts for $49.9 million of homes compared to 23 contracts for $16.7 million in the fourth quarter of FY 2013.

▪	On a per-community basis, FY 2014’s fourth-quarter net signed contracts were 5.01, compared to fourth-quarter totals of 5.17 in FY 2013, 4.86 in FY 2012, 3.04 in FY 2011 and 2.94 in FY 2010.

▪	The average price per unit of net contracts signed in FY 2014’s fourth quarter was $757,000, compared to $717,000 in FY 2014’s third quarter and $721,000 in FY 2013’s fourth quarter.

▪
In FY 2014’s fourth quarter, the average price of contracts signed in unconsolidated home building joint ventures in which the Company is a 50% partner was $2,269,000, compared to $2,221,000 in FY 2014’s third quarter and $724,000 in FY 2013’s fourth quarter.

▪
The Company ended FY 2014 with net signed contracts of $3.90 billion and 5,271 units, an increase of 7% in dollars and flat in units, compared to net signed contracts of $3.63 billion and 5,294 units in FY 2013.

▪
In FY 2014’s twelve-month period, unconsolidated home building joint ventures in which the Company is a 50% partner, signed net contracts of $293.2 million and 143 units, compared to net signed contracts of $56.6 million and 77 units in FY 2013’s same twelve-month period.

▪
FY 2014’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.7%, compared to 5.5% in FY 2013’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2014’s fourth-quarter cancellation rate was 2.2%, compared to 1.7% in FY 2013’s fourth quarter.

▪
The Company ended FY 2014 with a backlog of approximately $2.72 billion and 3,679 units, an increase of 3% in dollars and even in units, compared to FY 2013’s year-end backlog of $2.63 billion and 3,679 units.

▪	The average price of units in FY 2014’s fourth-quarter-end backlog was $739,000, compared to $737,000 at FY 2014’s third-quarter end and $715,000 at FY 2013’s fourth-quarter end.

▪
At October 31, 2014, unconsolidated home building joint ventures in which the Company is a 50% partner had a backlog of $284.5 million and 135 units, compared to $46.2 million and 62 units at October 31, 2013.

▪
For unconsolidated home building joint ventures in which the Company is a 50% partner, the average price of units in FY 2014’s fourth-quarter-end backlog was $2,107,000, compared to $745,000 in FY 2013’s fourth-quarter-end backlog.

▪
In FY 2014’s fourth quarter and fiscal year, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $5.3 million and $16.3 million respectively, compared to FY 2013’s fourth quarter and fiscal-year pre-tax income of $7.1 million and $15.9 million, respectively. Gibraltar generated $58 million of net cash flow in FY 2014.

▪
The Company ended FY 2014 with $598.3 million of cash and marketable securities, compared to $386.7 million at FY 2014's third-quarter end and $825.5 million at FYE 2013. At FYE 2014, the Company also had $940.2 million available under its $1.035 billion, 15-bank, revolving credit facility, which matures in August 2018.

▪	The Company’s Stockholders’ Equity at FYE 2014 was $3.85 billion, compared to $3.33 billion at FYE 2013.

▪	The Company ended FY 2014 with a net-debt-to-capital ratio(1) of 41.3%, compared to 43.3% at FY 2014’s third-quarter end and 32.5% at FYE 2013.

▪
During the fourth quarter of FY 2014, the Company repurchased 2.94 million shares of its common stock at an average price of $30.78 for a total purchase price of $90.4 million. At October 31, 2014, there were 177.9 million shares of common stock outstanding. The Company also terminated its $500 million 364-day credit facility, which was undrawn and had been put in place in February 2014 for additional liquidity at the time of the Shapell acquisition.

▪
The Company ended FY 2014’s fourth quarter with approximately 47,200 lots owned and optioned, compared to 49,000 one quarter earlier, 48,600 one year earlier, and 91,200 at its peak at FY 2006’s second-quarter end. At FYE 2014, approximately 36,200 of the 47,200 lots were owned, of which approximately 14,900 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2014, the Company purchased 532 lots for approximately $124.0 million, and, for the full fiscal year, purchased 9,920 lots for approximately $2.1 billion.

▪
The Company ended FY 2014 with 263 selling communities, compared to 256 at FY 2014’s third-quarter end and 232 at FYE 2013. The Company expects to end FY 2015 with between 270 and 310 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

▪
Based on FYE 2014’s backlog and the pace of activity at its communities, the Company currently estimates that it will deliver between 5,000 and 6,000 homes in FY 2015. The Company believes the average delivered price for the full FY 2015 will be between $710,000 and $760,000 per home.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, December 10, 2014, to discuss these results and its outlook for FY 2015. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers was named 2014 Builder of the year by Builder magazine, and is honored to have been awarded Builder of the year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Forward Looking Statement
Information presented herein for the fourth quarter ended October 31, 2014 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2014	October 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$586,315	$772,972
Marketable securities	12,026	52,508
Restricted cash	18,342	32,036
Inventory	6,490,321	4,650,412
Property, construction and office equipment, net	143,010	131,320
Receivables, prepaid expenses and other assets	251,572	229,295
Mortgage loans held for sale	101,944	113,517
Customer deposits held in escrow	42,073	46,888
Investments in and advances to unconsolidated entities	447,078	403,133
Investment in distressed loans	4,001	36,374
Investment in foreclosed real estate	69,799	72,972
Deferred tax assets, net of valuation allowances	250,421	286,032
	$8,416,902	$6,827,459

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$654,261	$107,222
Senior notes	2,655,044	2,321,442
Mortgage company warehouse loan	90,281	75,000
Customer deposits	223,799	212,669
Accounts payable	225,347	167,787
Accrued expenses	581,477	522,987
Income taxes payable	125,996	81,188
Total liabilities	4,556,205	3,488,295

Equity:
Stockholders’ Equity
Common stock	1,779	1,694
Additional paid-in capital	712,162	441,677
Retained earnings	3,232,035	2,892,003
Treasury stock, at cost	(88,762)	—
Accumulated other comprehensive loss	(2,838)	(2,387)
Total stockholders' equity	3,854,376	3,332,987
Noncontrolling interest	6,321	6,177
Total equity	3,860,697	3,339,164
	$8,416,902	$6,827,459

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2014	2013	2014	2013
Revenues	$3,911,602	$2,674,299	$1,350,690	$1,044,534

Cost of revenues	3,081,837	2,133,300	1,062,575	822,261
Selling, general and administrative expenses	432,516	339,932	120,345	93,465
	3,514,353	2,473,232	1,182,920	915,726

Income from operations	397,249	201,067	167,770	128,808
Other:
Income from unconsolidated entities	41,141	14,392	2,949	5,548
Other income - net	66,192	52,238	17,819	15,794
Income before income taxes	504,582	267,697	188,538	150,150
Income tax provision	164,550	97,091	57,014	55,245
Net income	$340,032	$170,606	$131,524	$94,905
Income per share:
Basic	$1.91	$1.01	$0.74	$0.56
Diluted	$1.84	$0.97	$0.71	$0.53
Weighted-average number of shares:
Basic	177,578	169,288	177,540	169,440
Diluted	185,875	177,963	185,669	177,952

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2014	2013	2014	2013
Impairment charges recognized:
Cost of sales - land controlled for future communities	$3,123	$1,183	$925	$346
Cost of sales - operating communities	17,555	3,340	9,855	2,200
	$20,678	$4,523	$10,780	$2,546

Depreciation and amortization	$22,999	$25,210	$6,309	$6,073
Interest incurred	$163,815	$134,198	$40,548	$34,132
Interest expense:
Charged to cost of sales	$137,457	$112,321	$45,691	$40,416
Charged to other income - net	5,394	2,917	3,518	872
	$142,851	$115,238	$49,209	$41,288

Home sites controlled:
Owned	36,243	33,967
Optioned	10,924	14,661
	47,167	48,628

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended October 31,		Three Months Ended October 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	392	345	$234.3	$197.0
Mid-Atlantic	427	372	264.9	226.9
South	363	358	259.9	229.4
West	502	385	424.3	338.7
Traditional Home Building	1,684	1,460	1,183.4	992.0
City Living	123	25	167.3	52.5
Total consolidated	1,807	1,485	$1,350.7	$1,044.5

CONTRACTS
North	286	341	$174.0	$213.6
Mid-Atlantic	287	278	185.8	175.9
South	293	281	223.5	192.4
West	368	226	306.5	204.2
Traditional Home Building	1,234	1,126	889.8	786.1
City Living	48	37	81.0	52.9
Total consolidated	1,282	1,163	$970.8	$839.0

BACKLOG
North	878	948	$564.6	$562.5
Mid-Atlantic	830	902	519.5	573.0
South	963	956	723.2	673.5
West	864	675	697.2	593.2
Traditional Home Building	3,535	3,481	2,504.5	2,402.2
City Living	144	198	215.2	227.3
Total consolidated	3,679	3,679	$2,719.7	$2,629.5

	Twelve Months Ended October 31,		Twelve Months Ended October 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	1,110	874	$662.7	$485.0
Mid-Atlantic	1,292	1,146	817.3	652.9
South	1,204	1,018	836.5	641.3
West	1,527	1,009	1,313.7	724.4
Traditional Home Building	5,133	4,047	3,630.2	2,503.6
City Living	264	137	281.4	170.7
Total consolidated	5,397	4,184	$3,911.6	$2,674.3

CONTRACTS
North	1,040	1,197	$664.8	$697.5
Mid-Atlantic	1,220	1,414	763.9	851.3
South	1,211	1,225	886.2	831.4
West	1,590	1,177	1,312.4	966.6
Traditional Home Building	5,061	5,013	3,627.3	3,346.8
City Living	210	281	269.2	287.1
Total consolidated	5,271	5,294	$3,896.5	$3,633.9

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2014 and 2013, and for backlog at October 31, 2014 and 2013 is as follows:

	2014	2013	2014	2013
	Units	Units	$(Mill)	$(Mill)
Three months ended October 31,
Revenues	21	15	$15.3	$8.8
Contracts	22	23	$49.9	$16.7

Twelve months ended October 31,
Revenues	70	51	$54.9	$37.5
Contracts	143	77	$293.2	$56.6

Backlog at October 31,	135	62	$284.4	$46.2